UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2015 (June 16, 2015)

AAC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36643	35-2496142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 East Park Drive, Second Floor Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 732-1231

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 16, 2015, AAC Holdings, Inc., a Nevada corporation (the “Company”), entered into the First Amendment to Credit Agreement (“Amendment”) amending the Credit Agreement dated as of March 9, 2015 (the “Credit Agreement”), by and among the Company, certain subsidiaries of the Company, as Guarantors, the Lenders party thereto and Bank of America, N.A., in its capacities as Administrative Agent, Swingline Lender and L/C Issuer (each as defined in the Credit Agreement). The Amendment modifies the definition of Change of Control in the Credit Agreement to remove language that is commonly referred to as a “dead hand proxy put.”

Under the Credit Agreement, the occurrence of a Change of Control, among other events, constitutes an Event of Default (as defined in the Credit Agreement). If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (as defined in the Credit Agreement), terminate the commitments and declare all of the amounts owed under the Credit Agreement to be immediately due and payable.

The foregoing description of Amendment does not purport to be a complete description of the parties’ rights and obligations under Amendment. The above description is qualified in its entirety by reference to the complete Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	First Amendment to Credit Agreement dated as of June 16, 2015, by and among AAC Holdings, Inc., the Guarantors, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Michael T. Cartwright
Chief Executive Officer and Chairman

Date: June 18, 2015

EXHIBIT INDEX

No.	Exhibit

10.1	First Amendment to Credit Agreement dated as of June 16, 2015, by and among AAC Holdings, Inc., the Guarantors, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.